Exhibit 99

Isolagen Announces 2005 Full Year Financial Results

EXTON, Pa., March 14 /PRNewswire-FirstCall/ — Isolagen, Inc. (Amex: ILE - News) today reported on its results for the fiscal year ended December 31, 2005.

Total revenue for fiscal 2005 increased by 109% to $8.8 million compared with $4.2 million for fiscal 2004. The increase in revenue was primarily attributable to the growth of Isolagen’s operations in the United Kingdom.

Costs of sales increased to $9.2 million for the year ended December 31, 2005, as compared to $5.5 million for the year ended December 31, 2004. The increase in cost of sales resulted from increases in essentially all categories of costs as the United Kingdom operation increased its commercialization of the Isolagen process. For the year ended December 31, 2005, Isolagen’s cost of sales exceeded revenue as the development and implementation of improved manufacturing processes has not yet achieved all of the cost efficiencies Isolagen anticipates during the reported period.

As a percentage of revenue, cost of sales were approximately 106% for the year ended December 31, 2005 and approximately 131% for the year ended December 31, 2004. The change in this percentage is primarily the result of the lower level of sales activity during 2004, Isolagen’s early stage of commercial development and the associated lower level of operational activity. As product volumes have increased, fixed costs have been spread over a greater number of units, thereby lowering cost of sales as a percentage of revenue. In addition, as a result of certain manufacturing initiatives, Isolagen has experienced improvements regarding the quantity of certain materials utilized in the manufacturing process, thereby lowering the cost of sales as a percentage of revenue. Isolagen has been using the commercialization of the Isolagen Process in the UK market as a means aimed at improving and/or automating its manufacturing process, which would be used to produce commercial quantities of injections on a profitable basis in the future.

Operating expenses increased to $34.5 million, or approximately 71%, for the year ended December 31, 2005, as compared to $20.2 million for the year ended December 31, 2004. The increase in operating expenses is primarily due to an increase in selling, general and administrative costs of $7.9 million as Isolagen’s business significantly expanded (see revenue discussion above) during 2005. As such, Isolagen’s headcount and related salaries have increased, promotional expenses have increased and general costs, including legal, facility and other costs, have increased. Further, a $1.4 million impairment charge related to certain third party developed software costs was recorded during the year ended December 31, 2005 as such software was taken out of service and not expected to provide future value. Research and development expenses have increased $6.4 million as a result of increased research and development efforts during 2005. Such efforts included increased clinical trial and consulting costs, increased headcount and related salaries, and increased facilities costs.

Net loss for the year ended December 31, 2005 was $35.8 million as compared to a net loss of $21.5 million for the year ended December 31, 2004. This increase in net loss of $14.3 million represents the effects of the increases in selling, general and administrative expenses, research and development expenses and interest expense, partially offset by the increase in interest income and improvement in gross margin.

At December 31, 2005, the Company had cash, cash equivalents, restricted cash and available-for-sale investments of $67.0 million and working capital of $61.1 million (including our cash, cash equivalents, restricted cash and available-for-sale investments).

Susan Ciallella, the Company’s CEO, will be issuing an open letter to shareholders commenting upon the 10-K later this week.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

For additional information, please visit: http://www.isolagen.com .

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Isolagen’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Item 1A. Risk Factors” in the Company’s most recent Form 10-K filings. In addition, Isolagen operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Isolagen disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. Readers are also urged to carefully review and consider the various disclosures in Isolagen’s annual report on Form 10-K, filed with the SEC on March 14, 2006, as well as other public filings with the SEC.

Isolagen, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

	For the Year Ended December 31,
	2005	2004	2003
Revenue
Product sales	$8,753,684	$4,179,247	$445,689
License fees	—	—	—
Total revenue	8,753,684	4,179,247	445,689

Cost of sales	9,249,615	5,491,008	2,197,222
Gross loss	(495,931)	(1,311,761)	(1,751,533)

Selling, general and administrative expenses	23,012,458	15,127,365	6,311,774
Research and development	11,440,322	5,057,149	3,301,341
Operating loss	(34,948,711)	(21,496,275)	(11,364,648)
Other income (expense)
Interest income	2,820,388	566,526	40,691
Other income	285,451	91,956	55,663
Interest expense	(3,934,712)	(636,676)	—
Net loss	$(35,777,584)	$(21,474,469)	$(11,268,294)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	(1,244,880)
Preferred stock dividends	—	—	(1,087,200)
Net loss attributable to common shareholders	$(35,777,584)	$(21,474,469)	$(13,600,374)
Per share information
Net loss—basic and diluted	$(1.18)	$(0.71)	$(0.58)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	(0.06)
Preferred stock dividends	—	—	(0.06)
Net loss per common share—basic and diluted	$(1.18)	$(0.71)	$(0.70)
Weighted average number of basic and diluted common shares outstanding	30,245,283	30,116,827	19,297,865

Isolagen, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$41,554,203	$64,329,356
Restricted cash	2,459,456	—
Available-for-sale investments	23,000,000	51,809,660
Accounts receivable, net of allowance for doubtful accounts of $100,639 and $50,533, respectively	719,000	1,516,591
Inventory	394,693	1,010,768
Other receivables	234,006	350,861
Prepaid expenses	901,582	769,984
Total current assets	69,262,940	119,787,220
Property and equipment, net of accumulated depreciation and amortization of $2,188,519 and $2,421,822, respectively	17,277,172	3,634,992
Other assets, net of amortization of $874,112 and $124,873, respectively	3,639,810	4,698,926
Total assets	$90,179,922	$128,121,138

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,011,712	$2,360,363
Accrued expenses	3,884,594	3,441,805
Deferred revenue	2,235,764	2,923,328
Total current liabilities	8,132,070	8,725,496
Long term debt	90,000,000	90,000,000
Other long term liabilities	144,749	410,217
Total liabilities	98,276,819	99,135,713
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, $.001 par value; 5,000,000 shares authorized	—	—
Common stock, $.001 par value; 100,000,000 shares authorized	34,260	34,195
Additional paid-in capital	109,879,125	109,935,174
Treasury stock, at cost, 4,000,000 shares	(25,974,000)	(25,974,000)
Accumulated other comprehensive income (loss)	(784,644)	464,110
Accumulated deficit during development stage	(91,251,638)	(55,474,054)
Total shareholders’ equity (deficit)	(8,096,897)	28,985,425
Total liabilities and shareholder’s equity (deficit)	$90,179,922	$128,121,138

Source: Isolagen, Inc.